Exhibit 99.2

Team Member FAQ

COMPANY CONFIDENTIAL – DO NOT DISTRIBUTE

1)	What does this acquisition mean to me?

•

AGC has agreed to make an offer to purchased Black Box, in large part, because of the strength and scale of our team. They only have a limited presence in North America and will depend upon our team members to deliver results. We have discussed no plans with AGC for any leadership changes. All current systems and business processes will remain in place and the current management teams will be operating the Commercial Services and TPS businesses for the foreseeable future.

2)	Why did we sell the company?

•	After considering many options over the past year, the Black Box executive team has concluded that this is the best outcome for all stakeholders.

3)	Why is AGC Networks purchasing Black Box?

•	The transaction brings together two global IT solutions providers that share a “client focus” approach and are committed to accelerating their clients’ businesses.

•	The merger of the two companies will create a unique organization that has the scale to deliver world-wide technical solutions to the largest organizations.

•	AGC brings its strong presence in India, the Middle East and Pacific Rim to complement Black Box’s services focus in the Americas and Europe, while also enhancing the presence in other global markets.

4)	Who is AGC Networks?

•

AGC Networks is a global solutions integrator representing the world’s best brands in Unified Communications, Data Center & Edge IT, Cyber Security (CYBER-i) and Digital Transformation & Applications to evolve the client’s digital landscape. Its North American headquarters is in Dallas, Texas.

5)	What is AGC’s plan for Black Box?

•	Black Box will continue normal operations for the foreseeable future. The company will continue to execute its business plan and strategies for growth and profitability.

•	The Black Box products business will continue to offer its full portfolio of products through our network of partners worldwide.

6)	How will this return Black Box to profitability?

•	The Black Box management team has a plan to return the company to profitability.

•	The current restrictive bank covenants will be removed allowing operational flexibility.

•	The issues that were negatively received by the press in July, following the Form 8-K filing, are no longer applicable.

7)	What steps have to occur for the transaction to close?

•

The stockholders of Black Box will be asked to sell their shares to AGC for $1.08 per share. A majority of the outstanding shares of Black Box must be offered (tendered) to AGC at this price. If that occurs, and other customary conditions are met, AGC will acquire Black Box. We expect this process to be concluded by the end of the calendar year.

8)	Does this mean Black Box will no longer be publicly traded?

•	Correct, Black Box will no longer be publicly traded once the transaction has closed.

9)	Will the name of the company be changed or will it remain as Black Box?

•	At this point, there are no plans to change the Black Box name. AGC recognizes the equity and value of the Black Box brand.

BLACK BOX CORPORATION - COMPANY CONFIDENTIAL

10)	How will this impact our market position?

•	This is a positive step. The company will have a stronger financial footing, giving Black Box the ability to further execute our growth strategies.

11)	Does this transaction mean that we are no longer tied to the banks and their restrictions?

•

The bank debt will be satisfied and we will no longer be tied to the existing credit agreement terms. We will, however, be subject to a new credit agreement, although we expect that the terms of the new credit agreement will not be as stringent as the existing agreement. Within a reasonable time following the closing, we expect to return to normal operating terms with our vendors as concerns about our future viability are reduced.

12)	Will Black Box jobs be moved from their current location to another location within the US, India or elsewhere?

•	There is no plan to move jobs from their current location. We already have a global employee base and as our business grows, we will add employees where it makes sense.

13)	What will happen to my benefits?

•	We do not anticipate that there will be any changes to the Black Box compensation / benefits programs (Black Box Total Rewards) for the current year.

14)	Will we keep our 401(k)?

•	We expect the Black Box 401(k) plan to continue for the remainder of the current calendar year. As soon as we have more information, we will communicate with you.

15)	If we continue with the 401(k), will we have the opportunity to get the 401(k) match back?

•	Black Box leadership understands that this continues to be a top priority for our team members. As soon as we have any information regarding a 401(k) match, we will share it with you.

16)	Will there be any changes for the TPS business?

•

TPS and Commercial Services will continue to run as separate businesses within Black Box. Josh Whitney will continue as the General Manager for TPS and Joel Trammell as President of Black Box and General Manager for Commercial Services.

17)	What about stock options or Restricted Stock Units (RSU’s)? Will they automatically vest?

•

Yes, upon the close of the transaction, all RSU’s held by current employees will fully vest and employees will receive the per share price of $1.08 for each RSU held. This will be processed through payroll and will be subject to withholding. All of our stock options will be cancelled without payment since the offer price is less than the exercise price of the options.

18)	I’ve heard that there will be cost reductions before the end of Q3. Is that a requirement of AGC?

•

Any efforts to make our company profitable have been a focus all along, and are not the result of this announcement. Profitability is a fundamental part of any good business and we will continue to look for, and implement, ways to improve.

19)	What is the plan to communicate this announcement with our clients?

•

Letters have been emailed to customers and partners worldwide to notify them of this development, with a link to the press release. We will continue to keep them apprised throughout the acquisition process.

20)	Where can team members go for more information?

•	Communication and transparency with Black Box team members is critical. We will provide updates by email, WebEx meetings, and a soon-to-be launched CEO blog.

BLACK BOX CORPORATION - COMPANY CONFIDENTIAL

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer described herein has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of Black Box or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”) by AGC and/or its affiliates, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Black Box. The offer to purchase Black Box common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF BLACK BOX ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer that will be named in the tender offer statement on Schedule TO.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

All of the statements in this document, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Black Box by AGC, and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the merger and related transactions, including, for example, the timing of the completion of the merger and the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Black Box’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many Black Box stockholders will tender their shares of Black Box common stock in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that Black Box will terminate the merger agreement to enter into an alternative business combination, refinancing, or other recapitalization transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring Black Box to pay a termination fee; (vii) risks related to the filing or filings to be made with CFIUS, and unanticipated developments in related law; (viii) the possibility that the transactions contemplated by the merger agreement may not be timely completed, if at all; (ix) the risk that, prior to the completion of the transactions contemplated by the merger agreement, if at all, Black Box’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption, whether due to uncertainty related to the tender offer, the merger and related transactions or otherwise, continued degradation in Black Box’s financial performance, or other factors; (x) the risk that AGC’s equity financing, debt financing or both are unavailable to complete the tender offer or the merger; (xi) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; (xii) the risk that Black Box does not generate sufficient cash flow from operations to meet its obligations during the period prior to the completion of the transactions contemplated by the merger agreement; (xiii) the risks and uncertainties pertaining to Black Box’s business; and (xiv) other factors included elsewhere in Black Box’s public periodic filings with the SEC, as well as the tender offer materials filed and to be filed by AGC and/or its affiliates in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in Black Box’s SEC reports, including, without limitation, the risks described in Black Box’s Annual Report on Form 10-K for its fiscal year ended March 31, 2018, Black Box’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and the Current Report on Form 8-K, filed July 2, 2018, each of which are on file with the SEC. Black Box’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Black Box’s website at https://www.blackbox.com/ under the Investor Relations section or upon request via phone at 724-873-6788. Black Box disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

BLACK BOX CORPORATION - COMPANY CONFIDENTIAL